Exhibit (g)
EXECUTION COPY
AMENDED AND RESTATED CUSTODIAN SERVICES AGREEMENT
     THIS AGREEMENT is made as of June 30, 2010 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”) and PNC ADVANTAGE FUNDS, a Delaware statutory trust (the “Fund”). This Agreement is an amendment and restatement in its entirety of the Custodian Services Agreement between the Fund and PFPC Trust dated as of October 19, 2004. Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
BACKGROUND
     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).
     B. The Fund is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets.
     C. The Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, to each of the Fund’s separate series (whether now or hereafter established), either directly or through an affiliate or affiliates, as more fully described herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund as set forth herein, on behalf of each of its separate series (each, a “Portfolio”), and PFPC Trust accepts such appointment and agrees to furnish such services. PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider.
2. Description of Services.
     (a) Delivery of the Property. The Fund will deliver or arrange for the delivery to PFPC Trust of all the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for any assets until actual receipt and acceptance by PFPC Trust.
     (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain a separate account for each separate Portfolio of the Fund

(each an “Account”). PFPC Trust shall maintain in the Account of a particular Portfolio all cash and other assets received from or for the Fund specifically designated to such Account. PFPC Trust shall make cash payments from or for the Account of a Portfolio only for:
(i)	purchases of securities in the name of a Portfolio, PFPC Trust, PFPC Trust’s nominee or a sub-custodian or nominee thereof as provided in sub-section (j) of this Section and for which PFPC Trust has received a copy of the broker’s or dealer’s confirmation or payee’s invoice, as appropriate;

(ii)	redemption of Shares of the Fund upon receipt of Written Instructions;

(iii)	payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Section 2(h)(3)(B) of this Agreement), administration, accounting, distribution, advisory or management fees and similar expenses which are to be borne by a Portfolio;

(iv)	payment to, subject to receipt of Written Instructions, the Fund’s transfer agent, as agent for the shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying the Fund’s transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund’s transfer agent;

(v)	payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held pursuant to this Agreement or delivered to PFPC Trust;

(vi)	payments of the amounts of dividends received with respect to securities sold short;

(vii)	payments to PFPC Trust in connection with this Agreement;

(viii)	payments to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

(ix)	other payments, upon Written Instructions.
PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Fund.
     (c) Receipt of Securities; Sub-custodians.
PFPC Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or other investments, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund’s Board of Trustees or any officer, employee or agent of the Fund withdraw any securities upon their mere receipt.

At PFPC Trust’s own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Agreement with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act).

Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.
     (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:
(i)	deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

(ii)	forward voluntary corporate action instructions (for clarity, not to include proxies) as set forth in such Oral Instructions or Written Instructions, provided PFPC Trust has received such instructions within such reasonable timeframes as PFPC Trust may designate from time to time;

(iii)	deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

(iv)	deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation or other entity, or the exercise of any conversion privilege;

(v)	deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation or other entity, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(vi)	make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

(vii)	release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

(viii)	release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into by the Fund on behalf of that Portfolio, but only on receipt of payment therefor; and pay out monies of a Portfolio in connection with such repurchase agreements, but only upon the delivery of the securities;

(ix)	release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

(x)	release and deliver securities to a broker in connection with the broker’s custody of margin collateral relating to futures and options transactions;

(xi)	release and deliver securities owned by the Fund for the purpose of redeeming in kind Shares of the Fund upon delivery thereof to PFPC Trust; and

(xii)	release and deliver or exchange securities owned by the Fund for other purposes.
     (e) Use of Book-Entry System or Other Depository. PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Portfolios eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust’s use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.
PFPC Trust shall administer a Book-Entry System or other depository as follows:
(i)	With respect to securities of each Portfolio which are maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to each Portfolio.

(ii)	Assets of each Portfolio deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.
PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.
     (f) Registration of Securities. All securities held for a Portfolio which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for a Portfolio may be registered in the name of the Fund on behalf of that Portfolio, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, a Book-Entry System, a depository or a sub-custodian. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of a Book-Entry System or in the name of another appropriate entity, any securities which it may maintain pursuant to this Agreement. With respect to uncertificated securities which are registered in the name of the Fund or a Portfolio (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.
     (g) Proxy Voting. Neither PFPC Trust nor its nominee shall vote any proxy relating to any security held pursuant to this Agreement by or for the account of a Portfolio. PFPC Trust (directly or through the use of another entity) shall promptly deliver any proxy, proxy statement or proxy material received by PFPC Trust as custodian of a particular Portfolio under this Agreement to the entity which PFPC Trust has been informed in Written Instructions is the proxy voter for such Portfolio, and in connection with any proxy, proxy statement or proxy material received by PFPC Trust as custodian of a particular Portfolio under this Agreement PFPC Trust (directly or through the use of another entity) shall deliver to the entity which PFPC Trust has been informed in Written Instructions is the proxy voter for such Portfolio the relevant holdings information related to such Portfolio. Each Portfolio shall be obligated to inform its proxy voter that PFPC Trust is the custodian for such Portfolio, and PFPC Trust shall have no responsibility for the actions or inactions of any proxy voter.
     (h) Transactions Not Requiring Instructions. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction PFPC Trust is authorized to take the following actions without the need for instructions:
(1)	Collection of Income and Other Payments.
(A)	collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise each Portfolio of such receipt and credit such income to each Portfolio’s custodian account;

(B)	endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

(C)	receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PFPC Trust hereunder;

(D)	present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, retired or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

(E)	take any action which may be necessary and proper in connection with the collection and receipt of the aforementioned income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.
(2)	Miscellaneous Transactions.
(A)	PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:
(i)	for examination by a broker or dealer selling for the account of a Portfolio in accordance with street delivery custom;

(ii)	for the exchange of interim receipts or temporary securities for definitive securities; and

(iii)	for transfer of securities into the name of the Fund on behalf of a Portfolio or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.
(B)	PFPC Trust shall:
(i)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

(ii)	collect interest and cash dividends received, with notice to the Fund, to the account of each Portfolio;

(iii)	hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust hereunder; and

(iv)	subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund’s name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.
(3)	Other Matters.
(A)	Subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

(B)	PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice.
     (i) Segregated Accounts.
(1)	PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:
(A)	for the purposes of compliance by the Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

(B)	upon receipt of Written Instructions, for other purposes.
(2)	PFPC Trust shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Fund’s prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund’s transfer agent.
(j)	Purchases of Securities. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:
(1)	the name of the issuer and the title of the securities, including CUSIP number if applicable;

(2)	the number of shares or the principal amount purchased and accrued interest, if any;

(3)	the date of purchase and settlement;

(4)	the purchase price per unit;

(5)	the total amount payable upon such purchase;

(6)	the Portfolio involved; and

(7)	the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for a Portfolio (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.
(k)	Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:
(1)	the name of the issuer and the title of the security, including CUSIP number if applicable;

(2)	the number of shares or principal amount sold, and accrued interest, if any;

(3)	the date of trade and settlement;

(4)	the sale price per unit;

(5)	the total amount payable to the Fund upon such sale;

(6)	the name of the broker through whom or the person to whom the sale was made;

(7)	the location to which the security must be delivered and delivery deadline,

if any; and

(8)	the Portfolio involved.
     PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard market practice and may deliver assets and arrange for payment in accordance with standard market practice.
     (l) Reports.
(1)	PFPC Trust shall furnish to the Fund the following reports:
(A)	such periodic and special reports as the Fund may reasonably request;

(B)	a monthly statement summarizing all transactions and entries for the account of each Portfolio, listing each portfolio security belonging to each Portfolio (with the corresponding security identification number) held at the end of such month and stating the cash balance of each Portfolio at the end of such month;

(C)	the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

(D)	such other information as may be agreed upon from time to time between the Fund and PFPC Trust.
(2)	PFPC Trust shall transmit promptly to the Fund (or to such other entity as the Fund may direct in Written Instructions) any proxy, proxy statement, proxy material, notice of a call or conversion, authorization, consent or other instrument whereby the authority of the Fund as owner of any securities may be exercised, to the extent the same is received by PFPC Trust as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement with respect to a particular Portfolio PFPC Trust shall have no responsibility to transmit any material referenced in the first sentence of this sub-section (l)(2) that relates to such Portfolio or to inform the Fund or any other person of any actions or events referenced in the first sentence of this sub-section (l)(2) that relate to such Portfolio.
     (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust’s actual receipt thereof. If PFPC Trust credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Fund a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including charges related thereto) to such Account; provided that notwithstanding anything in this Agreement to the contrary no such security interest or right of set off may be exercised without prior notice thereof to the Fund. Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Fund which sub-custodian makes any credits or advances with respect to the Fund.
     (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.
     (o) Excess Cash Sweep. PFPC Trust will sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate (or an affiliate of an affiliate) of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom. It shall be the responsibility of the Fund to determine the permissibility of sweeping net excess cash balances into an investment vehicle or instrument that is offered by an affiliate (or an affiliate of an affiliate) of the Fund.
(p) Foreign Exchange. PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, “Affiliated Entities”) jointly or separately may act as principal and/or agent for foreign exchange (“FX”) transactions for the Fund, and any of the Affiliated Entities may arrange FX transactions for the Fund with third parties that act as principal or agent. Any FX transactions with affiliates (or affiliates of affiliates) of the Fund shall be subject to the applicable requirements of the 1940 Act. Affiliated Entities and third parties may receive fees and other compensation in connection with FX transactions for the Fund, and PFPC Trust may receive from such entities a portion of their fees or other compensation. Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction for the Fund nor any responsibility to monitor the commercial terms of any such FX transactions.
3. Instructions.
     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.
     (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with law, regulation, market practice, the provisions of organizational documents of the Fund, or any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC Trust receives Written Instructions to the contrary.
     (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or a subsidiary of PNC Global Investment Servicing Inc.) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. Each confirmation is to be clearly marked “Confirmation.” Although PFPC Trust will attempt to notify the Fund if confirming Written Instructions do not conform to the Oral Instructions, the fact that such confirming Written Instructions are not timely received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust’s ability to rely completely upon such Oral Instructions.
4. Right to Receive Advice.
     (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take with respect to this Agreement, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
     (b) No Obligation to Seek Advice. Nothing in this Agreement shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral

Instructions or Written Instructions or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions (unless, pursuant to other provisions of this Agreement, the same is a condition of PFPC Trust’s properly taking or not taking a specified action).
5. Records; Visits. The books and records pertaining to the Fund and any Portfolio, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund’s expense.
6. Confidentiality. Each party shall keep confidential the contents of this Agreement and any information relating to the other party’s business (“Confidential Information”). Each party shall use at least the same degree of care, but in no event less than reasonable care, to safeguard the confidentiality of the other party’s Confidential Information as it uses to protect its own confidential information. Each party shall use the other party’s Confidential Information only to exercise its rights or carry out its responsibilities in connection with this Agreement. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, prototypes and models, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, equipment, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) release of such information by PFPC Trust is necessary or desirable in connection with the provision of services under this Agreement; (g) it is Fund information provided by PFPC Trust in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. A party hereto that has received the other party’s Confidential Information shall promptly return that Confidential Information to the other party upon request of the other party (provided that the receiving party shall be entitled to retain copies of such Confidential Information as required or permitted by law or for customary archival or auditing purposes). Each of the Fund and PFPC Trust agrees that any breach or threatened breach by it of the provisions of this Section 6 shall cause immediate and irreparable injury to the other party for which there exists no adequate remedy at law, and accordingly each of the Fund and PFPC Trust hereby grants to the other the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining it from breaching the terms of this Section 6. The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.
7. Cooperation with Accountants. PFPC Trust shall cooperate with the Fund’s independent public accountants and shall take all reasonable action to make any requested information available to such accountants in a timely manner upon the reasonable request of the Fund.
8. PFPC System. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.
9. Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect arrangements with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment at a backup facility available for PFPC Trust’s use in providing the services required pursuant to this Agreement. PFPC Trust shall provide to the Fund written evidence of and a summary of such arrangements. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize the likelihood of loss of data and service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust’s own intentional misconduct, bad faith or negligence in the performance of its duties under this Agreement.
10. Compensation.
     (a) As compensation for custody services rendered by PFPC Trust pursuant to this Agreement, the Fund, on behalf of each of the Portfolios, will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. Until modified or replaced by agreement of the Fund and PFPC Trust, the Fund and PFPC Trust agree that the fee letter in place between them dated July 10, 2006 shall be controlling with respect to PFPC Trust’s compensation under this Agreement. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.
     (b) The undersigned hereby represents and warrants to PFPC Trust that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits (including without limitation any such payments).
     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying PFPC Trust the fees and other amounts set forth in this Agreement and in the applicable fee letter.
11. Standard of Care/Limitations of Liability.
     (a) Subject to the terms of this Section 11, PFPC Trust shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC Trust’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).
     (b) Notwithstanding anything contained in this Agreement to the contrary (other than as specifically provided in Section 2(h)(2)(B)(iv) and Section 2(h)(3)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken in connection with this Agreement, or in respect of the Property or any collections undertaken in connection with this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).
     (c) Neither PFPC Trust nor its Affiliates shall be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; action or inaction by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.
     (d) Neither PFPC Trust nor its Affiliates shall be under any duty or obligation to inquire into nor shall any such entity be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust or an Affiliate reasonably believes to be genuine. Neither PFPC Trust nor its Affiliates shall be liable for any damages arising out of action or inaction by PFPC Trust or an Affiliate in accordance with Oral Instructions or Written Instructions or advice of counsel. Neither PFPC Trust nor its Affiliates shall be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any error or omission by a prior service provider.
     (e) Neither PFPC Trust nor its Affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Trust or its Affiliates. The Fund shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Fund.

     (f) Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Fund (or any person or entity claiming through the Fund) against PFPC Trust or any of its Affiliates within the earlier of 24 months after the Fund became aware of the claim or 24 months after the Board of Trustees of the Fund is informed of specific facts that should have alerted it that a basis for such a claim might exist; provided that in no event shall the Fund (or any person or entity claiming through the Fund) be permitted to assert a claim against PFPC Trust or any of its Affiliates at any time after the expiration of the applicable statute of limitations.
     (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.
     (h) This Section 11 shall survive termination of this Agreement.
12. Indemnification.
     (a) Absent PFPC Trust’s failure to meet its Standard of Care (defined in Section 11 above), the Fund agrees to indemnify, defend and hold harmless PFPC Trust and its Affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any of the following: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PFPC Trust in connection with the provision of services to the Fund. Any amounts payable pursuant to this Section 12(a) shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other series of the Fund. This Section 12(a) shall survive termination of this Agreement.
     (b) PFPC Trust agrees to indemnify, defend and hold harmless the Fund and its trustees, officers and employees from those claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) caused by PFPC Trust’s own intentional misconduct, bad faith or negligence with respect to PFPC Trust’s duties under this Agreement provided that PFPC Trust’s indemnification, defense and hold harmless obligations shall extend only to that portion of any such claim, suit, action, damage, loss, liability, obligation, cost or reasonable expense that is shown to be caused by PFPC Trust’s own intentional misconduct, bad faith or negligence with respect to PFPC Trust’s duties under this Agreement. Any obligation of PFPC Trust to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) is subject to and limited by the provisions of this Agreement that limit PFPC Trust’s responsibility or liability. The provisions of this Section 12(b) set forth the exclusive remedy of the Fund, the Fund’s trustees, officers and employees, and any person or entity claiming through the Fund or the Fund’s trustees, officers or employees, with respect to any claim against PFPC Trust relating to the subject matter of this Agreement. This Section 12(b) shall survive termination of this Agreement.
13. Tri-Party Repurchase Agreement Transactions. This Section 13 relates to tri-party repurchase agreement transactions into which the Fund may enter, pursuant to which the Fund assets are maintained at a tri-party repurchase agreement custodian (each a “Tri-Party

Subcustodian”) in order to facilitate such tri-party repurchase agreement transactions.
     (a) Notwithstanding anything in this Agreement to the contrary, (i) PFPC Trust shall not be deemed to have chosen a Tri-Party Subcustodian as a sub-custodian of the Fund’s assets, (ii) none of the requirements applicable to sub-custodians under this Agreement shall be applicable to a Tri-Party Subcustodian, (iii) PFPC Trust shall have no responsibility or liability for any action or inaction of a Tri-Party Subcustodian, (iv) the Fund hereby indemnifies and agrees to defend and hold harmless PFPC Trust (including with respect to payment of reasonable attorney fees and any other reasonable costs or charges related to dispute resolution) with respect to any claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses to which PFPC Trust may be subject (either directly or indirectly) in connection with any arrangement involving a Tri-Party Subcustodian (provided that the Fund shall not be required to indemnify and defend or hold harmless PFPC Trust with respect to any such claims, suits, actions, damages, losses, liabilities, obligations, costs or reasonable expenses caused by PFPC Trust’s own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC Trust’s activities under the Agreement) and (v) PFPC Trust shall have no responsibility with respect to the form or content of any agreement entered into by the Fund and a Tri-Party Subcustodian. The provisions of this Section 13(a) shall survive termination of this Agreement.
     (b) The Fund shall ensure that any agreement entered into by the Fund and a Tri-Party Subcustodian shall provide that any assets to be released to the Fund in connection with such agreement shall be transferred only to the Fund’s custodian account at PFPC Trust.
14. Duration and Termination.
     (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year from the date first written above (the “Initial Term”).
     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
     (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PFPC Trust prior to any such conversion.
     (d) Notwithstanding the provisions of Section 14(a) and Section 14(b) above, if a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
     (e) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 14(f) below), if in connection with a Change in Control (for purposes of this Section 14(e) “Change in Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any adviser or sponsor of the Fund) the Fund gives notice to PFPC Trust terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then current Initial or Renewal Term (“Early Termination”): (i) PFPC Trust shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that PFPC Trust does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and (ii) before the effective date of the Early Termination, the Fund shall pay to PFPC Trust an amount equal to the lesser of five (5) months of fees and other amounts payable to PFPC Trust or all fees and other amounts payable to PFPC Trust calculated as if PFPC Trust were to provide all services hereunder until the expiration of the then current Initial or Renewal Term (“Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC Trust under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC Trust for the termination of services before the expiration of the then current Initial or Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then current Initial or Renewal Term, the references above to “expiration of the then current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then current Initial or Renewal Term.” If any of the Fund’s assets serviced by PFPC Trust under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund (other than a subsidiary of PNC Global Investment Servicing Inc.)): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at PFPC Trust’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC Trust (PFPC Trust will provide the Fund written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (1), and during such notice period PFPC Trust will make itself available for good faith discussions with the Fund regarding PFPC Trust’s decision to invoke the option set forth in this sub-item (1), provided that upon the termination of such notice period PFPC Trust shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (1)) or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
     (f) In the event that this Agreement is terminated in accordance with the provisions of Section 14(d) above, Section 14(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 14(e) shall not be permitted prior to the termination date of this Agreement).
     (g) In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Portfolios to the Fund. If, upon the effective date of termination, the Fund has not appointed a successor custodian, PFPC Trust may deliver cash, securities and other property to a bank or trust company of PFPC Trust’s choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs, expenses and other amounts owing to it. PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of its fees, compensation, costs, expenses and other amounts owing to it; provided that notwithstanding anything in this Agreement to the contrary no such security interest or right of set off may be exercised without prior notice thereof to the Fund.
     (h) Notwithstanding anything contained in this Agreement to the contrary, PFPC Trust shall be entitled (at its sole discretion) to terminate this Agreement at any time following (i) the Fund commencing as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or the Fund seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property, (ii) commencement of any such case or proceeding against the Fund, or another entity seeking any such appointment, (iii) the Fund making a general assignment for the benefit of creditors or (iv) the Fund admitting in writing its inability to pay its debts as they become due; any such termination of this Agreement by PFPC Trust shall be without any prejudice to, and without the payment of any penalty or other amount by, PFPC Trust.
15. Notices. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, Philadelphia, Pennsylvania 19153, Attention: Edward A. Smith, III, Fax Number 215-749-3946 (or such other address or fax number as PFPC Trust may inform the Fund in writing); (b) if to the Fund, at PNC Capital, 1900 East 9th Street, Cleveland, OH 44114, Attention: John Kernan, Fax Number: 216-222-0220 (or such other address or fax number as the Fund may inform PFPC Trust in writing), with a copy to Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, Attention: John Loder, Fax Number: 617-235-0066; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately; if notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed; if notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notwithstanding the provisions of the immediately preceding sentence, notice of termination pursuant to Section 14(h) above shall be deemed to have been given and to be effective on the date sent.

16. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
17. Assignment. PFPC Trust may assign this Agreement to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Fund thirty (30) days’ prior written notice of such assignment and responds to such reasonable questions as the Fund may ask relative to the assignment (including regarding the capabilities of the assignee).
18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust’s employees who perform services related to the Fund, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust’s employees who perform services related to the Fund. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Trust employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PFPC Trust employee was identified by such entity solely as a result of the PFPC Trust employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
     (c) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (d) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed. Such approval, if given, shall not constitute a waiver or abridgement of any rights under this Agreement. The scope of services to be provided by PFPC Trust under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
     (e) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (f) Information. The Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.
     (g) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (i) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
     (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
     (k) Statutory Trust. The name “PNC Advantage Funds” and of any series thereof, and any reference to the “Trustees” of PNC Advantage Funds, refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Agreement and Declaration of Trust which is hereby referred to and a copy of which is on file at the office of the State Secretary of the State of Delaware and at the principal office of the Fund. The obligations of the Fund entered into in its name (or in the name of one of its series) or on behalf thereof by any of its Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any class of shares of the Fund must look solely to the Fund property belonging to such class for the enforcement of any claims against the Fund.

     (l) Professional Advisers. Each of the Fund and PFPC Trust may rely on the advice of professional advisers in relation to matters of law, regulation or market practice.
     (m) Recording. Both PFPC Trust and the Fund may record telephonic communications between the Fund (or its agents) and PFPC Trust.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith, III
Title: Vice President & Senior Director

PNC ADVANTAGE FUNDS

By:	/s/ John Kernan
Title: Treasurer

APPENDIX A
Definitions
As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” means any “affiliate” (as defined in the 1940 Act) of PFPC Trust that provides services to PFPC Trust or to the Fund in connection with this Agreement.

(d)	“Authorized Person” means any officer of the Fund and any other person authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

(f)	“Oral Instructions” mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)	“Property” means:
(i)	any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

(ii)	all income in respect of any of such securities or other investment items;

(iii)	all proceeds of the sale of any of such securities or investment items; and

(iv)	all proceeds of the sale of securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.
(h)	“SEC” means the Securities and Exchange Commission.

(i)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(j)	“Shares” mean the shares of beneficial interest of any series or class of a Portfolio.

(k)	“Written Instructions” mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail or facsimile sending device.